Exhibit 99.1

Contacts:
Lawrence D. Firestone	Annie Leschin/Vanessa Lehr
Advanced Energy Industries, Inc.	Advanced Energy Industries, Inc.
970.407.6570	970.407.6555
lawrence.firestone@aei.com	ir@aei.com
FOR IMMEDIATE RELEASE
ADVANCED ENERGY ANNOUNCES WORKFORCE REDUCTION
FORT COLLINS, Colo., March 12, 2009 – Advanced Energy Industries, Inc. (NasdaqGM: AEIS) announced today a reduction in workforce and other cost reductions, as we indicated on our fourth quarter 2008 earnings call. In response to the deteriorating economic conditions and weakening demand from the company’s end markets, the company is reducing its global workforce by approximately 330 people or 22% of total headcount across all functional areas and geographies and lowering the salaries of management and executive officers by an additional 5%, totaling 15% overall, effective April 1, 2009. “While we were hopeful that conditions would begin to stabilize, the markets we serve have nonetheless continued to deteriorate,” said Dr. Hans Betz, president and chief executive officer. “This has led us to take additional cost reduction measures in order to streamline our operations, and enable us to continue to focus on key market opportunities.”
These cost reductions are expected to reduce salary costs by approximately $8.2 million annually. Today’s measures along with other discretionary spending reductions, will result in approximately $21 million of savings over the next three quarters, and will lower the company’s breakeven point to $55 million by the end of the second quarter of 2009. Total restructuring charges, including those from cost reductions announced in December, will be approximately $3.8 million in the first quarter of 2009 and approximately $800,000 in the second quarter of 2009.

About Advanced Energy
Advanced Energy is a global leader in innovative power and control technologies for high-growth, thin-film manufacturing and solar power generation. Specifically, AE targets solar grid-tie inverters, solar cells, semiconductors, flat panel displays, data storage products, architectural glass and other advanced applications.
Certain statements contained herein are forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to: the volatility and cyclicality of the industries the company serves, particularly the semiconductor industry, the timing of orders received from customers, the company’s ability to realize cost improvement benefits from the global operations initiatives underway, and unanticipated changes to management’s estimates, reserves or allowances. These and other risks are described in Advanced Energy’s Form 10-K, Forms 10-Q and other reports and statements filed with the Securities and Exchange Commission. These reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from Advanced Energy’s website at www.advanced-energy.com or by contacting Advanced Energy’s investor relations at 970-407-6555. Forward-looking statements are made and based on information available to the company on the date of this press release. The company assumes no obligation to update the information in this press release.
###